Exhibit 99.1
STEVE BEEKS SIGNS NEW LONGTERM AGREEMENT TO CONTINUE AS
LIONSGATE CO-CHIEF OPERATING OFFICER, ALSO NAMED
PRESIDENT OF LIONSGATE MOTION PICTURE GROUP

SANTA MONICA, CA, and VANCOUVER, BC, March 9, 2012 -- Steve Beeks, a 14-year veteran of Lionsgate (NYSE: LGF), has signed a new longterm agreement to continue serving as Lionsgate's Co-Chief Operating Officer, and he has been named to the additional position of President of Lionsgate's Motion Picture Group, the Company announced today as part of the ongoing integration of Lionsgate and Summit Entertainment.

In his capacity as Co-Chief Operating Officer, Beeks will continue to report to Lionsgate Chief Executive Officer Jon Feltheimer.  He will report to Lionsgate Motion Picture Group Co-Chairs Rob Friedman and Patrick Wachsberger in his role as President of the Motion Picture Group.

Beeks will be responsible for corporate operations and administrative matters for the combined entity, and he will continue to play a key role in the Company's strategic direction.  He also has direct oversight of Lionsgate U.K. and the Company's home entertainment operations, including packaged media, worldwide television distribution and digital media initiatives.

Within the Motion Picture Group, Beeks will focus on business, financial and planning decisions for the combined Lionsgate and Summit theatrical slates, including their home entertainment releases, while newly named Motion Picture Group President of Production Erik Feig will spearhead creative decisions.  Feig will continue to report directly to Friedman and Wachsberger.  Beeks' appointment to Motion Picture Group President under Friedman and Wachsberger will also facilitate an even more integrated approach to Lionsgate's feature film releases as they are distributed in their theatrical and home entertainment windows.

"With the growth of our combined operations through the recent Summit acquisition and a combined feature film slate that is now capable of generating a billion dollars a year at the North American theatrical box office alone, Steve's ongoing focus on financial discipline, cost control and overhead management is more critical than ever," said Feltheimer.  "We have achieved one of the best overhead-to-revenue and productivity track records in the industry in recent years, and Steve will play an integral role in maintaining these imperatives as we continue to grow."

"Steve and Erik bring complementary strengths to our motion picture group," said Friedman and Wachsberger.  "Steve's financial acumen and business leadership, coupled with Erik's creative prowess and incredible eye for films with global appeal, position our filmed entertainment operations for continued growth and industry leadership worldwide.  Steve's tremendous knowledge of the home entertainment business will also foster an even more coordinated approach to our feature films' releases from the theatrical arena through their home entertainment windows."

"I'm delighted to work with Jon, Michael Burns, Rob, Patrick, Erik and the rest of our team in building the Lionsgate brand to the next level of performance, and I look forward to becoming more involved in helping to build on our theatrical success," said Beeks.  "We are bringing a rich and diverse portfolio of product to our theatrical and home entertainment buyers across traditional and digital platforms alike.  As we continue to grow, we want to ensure that we acquire, produce and distribute our content in the most rationalized, targeted and cost-effective ways possible."

Beeks has led Lionsgate's home entertainment business to several years of industry leadership in DVD-to-box office and VOD-to-box office conversion rates. Lionsgate's home entertainment market share is expected to grow significantly with the combined Lionsgate and Summit slates of product.

Beeks has served as co-Chief Operating Officer of Lionsgate since 2007, and the Company has consistently achieved one of the best overhead-to-revenue percentages in the industry.  He joined Artisan Entertainment, Lionsgate's predecessor company, as President of Home Entertainment in 1998.  He was named President of Lionsgate in 2004, shortly after Lionsgate's acquisition of Artisan, and his title was expanded to include Co-Chief Operating Officer in 2007.

About Lionsgate
Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution. new channel platforms and international distribution and sales. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming and an array of channel assets.  Lionsgate currently has 15 shows on more than 10 networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as the multiple Emmy Award-winning "Mad Men", "Weeds" and "Nurse Jackie" along with the Golden Globe-winning drama "Boss" and the syndication successes "Tyler Perry's House Of Payne", its spinoff "Meet The Browns", "The Wendy Williams Show" and "Are We There Yet?" and the upcoming "Anger Management."
Its feature film business has been fueled by such recent successes as THE LINCOLN LAWYER, TYLER PERRY'S MADEA'S BIG HAPPY FAMILY, THE EXPENDABLES, MARGIN CALL, THE LAST EXORCISM and the critically-acclaimed PRECIOUS. With the January 2012 acquisition of Summit Entertainment, the Company now has the two leading young adult franchises - the blockbuster TWILIGHT SAGA, which has grossed more than $2.5 billion at the worldwide box office, and the HUNGER GAMES franchise, whose first film will be released on March 23.  Recent Summit hits include RED, LETTERS TO JULIET, KNOWING, the STEP UP franchise and the Academy Award winning Best Picture THE HURT LOCKER.
Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 13,000 motion picture and television titles. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.

For further information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com